Exhibit 99.1

January __, 2012

[Shareholder
Address]

Re:	Executive Compensation Actions Following 2011 Say on Pay Proxy Vote for Helix Energy Solutions Group, Inc. (“Helix” or the “Company”)

Dear ________:

We welcome the opportunity to engage our shareholders regarding topical matters and would like to update you regarding actions the Compensation Committee has taken with regard to executive compensation following the annual shareholders meeting held on May 11, 2011.  The following is a summary of those actions, which are designed to more closely link executive compensation with the financial performance of the Company.

·
Performance elements for short-term and long-term incentive awards:  In May 2011, subsequent to the Company’s 2011 shareholders meeting, the Compensation Committee of the Helix Board of Directors committed to take the following actions: (i) implementing defined performance metrics for the 2011 short-term cash incentive bonus program for executive officers, with the Compensation Committee, however, retaining overall discretion with respect to the grant of individual awards made under the program, and (ii) modifying the long-term incentive compensation awarded to executive officers to include additional pay for performance elements in future grants.  (This information is more particularly described in the Current Report on Form 8-K that we filed on May 13, 2011.)

·
Design of 2011 short-term incentive bonus program:   Subsequently, in June 2011, The Compensation Committee determined the metrics for the 2011 short-term cash incentive bonus.  For the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel and Chief Accounting Officer, the performance metrics consist of the following:  (i) 40% based on the achievement by the Company of certain EBITDAX (earnings before interest, taxes, depreciation, amortization and exploration expense) targets; (ii) 40% based on total shareholder return (TSR) of the Company’s stock for 2011 relative to that of the compensation peer group previously selected by the Committee; and (iii) 20% based on personal objectives.  For the Company’s Executive Vice President Oil & Gas and the Executive Vice President-Contracting Services, the performance metrics consist of the following:  (i) 25% based on the achievement by the Company of certain EBITDAX targets; (ii) 25% based on the achievement by the officer’s respective business unit of certain EBITDAX targets; (iii) 25% based on Company TSR for 2011 relative to that of its peer group; and (iv) 25% based on personal objectives. (This information is more particularly described in the Current Report on Form 8-K that we filed on June 16, 2011.)

·
Design of 2012 long-term incentive program: In December of 2011, the Compensation Committee determined certain performance elements that would be included in the long-term incentive awards for the executive officers for 2012.  The material terms of these awards and the forms of award are more particularly described in the Current Report on Form 8-K that we filed on December 15, 2011, but in terms of composition, 50% of the long term incentive award to each executive granted in January 2012 will consist of a Performance-Based Cash Award, and 25% of the long-term incentive award to each executive granted in January 2012 will consist of a Performance Units Award.  The material terms of these two awards are described below.

The Performance-Based Cash Award.  This is a cash opportunity award, with payout on a vesting date to vary depending on variations in the current stock price (measured over a period of twenty days ending on the vesting date) from a base stock price. This award was modified from previous cash opportunity awards to the Company’s executive officers to increase the floor by which the executive officer would receive any payout upon a vesting from 50% to 75% of the base stock price, and in order to receive 100% of the target award, a measurement date performance of 115% (previously 100%) of the base stock price is required. The award vests ratably in thirds on the anniversary of the date of grant.

The Performance Units Award.  This is a restricted stock unit that cliff vests three years from the date of grant.  The amount of award that is received by the executive officer upon vesting, if any, is based on the total shareholder return of the Company’s peer group over the performance period.  The top and bottom performers of the group are excluded and the remaining companies are grouped into quintiles.  If the Company’s performance is in the lowest quintile 0% of the target award is earned. The second to lowest quintile earns 50% of the target award, the middle quintile earns 100% of the target award, the second highest quintile earns 150% of the target award, and the highest quintile earns 200% of the target award.

The foregoing is a summary of the actions the Compensation Committee has taken to date to increase the ratio of at risk compensation awarded to our executive officers.  Other elements of executive compensation are included in the above-referenced public filings.  We will be happy to provide you with additional information with regard to future compensation-related decisions as they are publicly disclosed.  If you would like additional information or would like to discuss these matters further please feel free to contact me at 281-848-6644 to schedule a mutually convenient conference call.

       Very truly yours,

                            Terrance Jamerson
                                  Director of Finance and Investor Relations